EXHIBIT 10.2

NOTE: PORTIONS OF THIS EXHIBIT (MARKED WITH AN ASKERISK) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT)



Agreement No. _________

CARRIER SERVICES AGREEMENT

THIS CARRIER SERVICES AGREEMENT (this "Agreement") is made as of this 31st day of March, 2000 the ("Effective Date"), by and between WILLIAMS COMMUNICATIONS, INC., a Delaware corporation ("Williams"), and CTC COMMUNICATIONS CORP., a Delaware corporation ("CTC").

W I T N E S S E T H:

	WHEREAS, pursuant to that certain Telecommunications Facilities and Services Agreement entered into between the parties on even date herewith (the "Master Agreement"), CTC and Williams have agreed to enter into this Agreement under which CTC may order and purchase from Williams, and Williams shall sell to CTC, telecommunications services over Williams' network as hereafter described for the consideration and upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I  tc "ARTICLE I " \l 5
EXHIBITS  tc "EXHIBITS " \l 5

The following are attached hereto as Exhibits to this Agreement:

Exhibit A - 	Williams Network Pricing Schedule

Exhibit B - 	Williams Network Technical Specifications

Exhibit C - 	Williams' Current On-Net POPs

ARTICLE II  tc "ARTICLE II " \l 5
DEFINITIONS  tc "DEFINITIONS " \l 5

	Where capitalized, the following words and phrases in this Agreement shall be defined as follows:

	"Actual Start Date" shall have the definition set forth in Section
5.5.

"Additional Charges" shall have the definition set forth in Section
8.1.

"Affiliate" means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries. "Control" and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or management or operational control over such entity.

"Ancillary Services" shall have the definition set forth in Section
7.1.

"Balance" shall have the definition set forth in Section 8.1.

	"Circuit" means a communications path with a specified bandwidth.

	"Collocation Service" shall have the definition set forth in Section
3.3(b).

"CTC Equipment Inventory" shall have the definition set forth in
Section 12.1.

	"CTC Facilities" shall have the definition set forth in Section
9.11.

"Due Date" shall have the definition set forth in Section 8.1.

"FCC" means the United States Federal Communications Commission and any successor federal agency having jurisdiction over the provision of telecommunications services.

	"Initial Term" shall have the definition set forth in Article IV.

"Interim Agreement" means that certain Interim Carrier Services and Provisioning Agreement previously entered into between the parties hereto as of January 20, 2000.

"IRU Agreement" means that certain Dark Fiber IRU Agreement entered into by and between the parties on even date herewith pursuant to the Master Agreement.

	"Local Access Services" shall have the definition set forth in
Section 6.1.

"Network Segment" means a portion of the Williams Network between two (2) Williams POPs over which On-Net telecommunications services are available and/or provided.

"On-Net" means a Circuit traversing the Williams Network between two
(2) Williams POPs.

"Outage" shall have the definition set forth in Section
9.1(a).

"Outage Credit" shall have the definition set forth in
Section 9.1(a).

"POPs" shall mean Williams' current designated On-Net points of presence on the Williams Network as listed on Exhibit C, as may be hereafter updated or changed from time to time.

"Private Line Service" shall have the definition set forth in
Section 3.3(a).

"Proceedings" shall have the definition set forth in Section 12.9.

	"Providers" shall have the definition set forth in Section 9.4.

"Renewal Term(s)" shall have the definition set forth in
Article IV.

	"Representative(s)" shall have the definition set forth in Section
10.1.

	"Requested Start Date" shall have the definition set forth in
Section 5.2.

	"Restricted Fibers" shall have the definition set forth in Section
9.8.

	"Service Order(s)" shall have the definition set forth in Section
5.1.

"Services" means the Private Line Services, Collocation Services,
Local Access Services and/or Ancillary Services, collectively.

	"Start of Service Notice or "SOSN" shall have the definition set forth in Section 5.5.

"Term" means the Initial Term and any Renewal Term(s) of this Agreement as defined in Article IV.

"Transmission Sites" shall mean Williams' optical amplifier and regenerator stations, or junctions, along the Route.

"Williams Network" means the telecommunications facilities owned and/or operated by Williams which will be used to provide On-Net
Telecommunications Services to CTC hereunder.

ARTICLE III  tc "ARTICLE III " \l 5
DESCRIPTION OF SERVICES AND PRICING  tc "DESCRIPTION OF SERVICES AND
PRICING " \l 5

3.1	Interim Agreement.  The parties acknowledge the Interim
Agreement and hereby agree that any Service Orders placed by CTC and accepted by Williams under the terms thereof shall continue for the term specified in such Service Orders and shall be subject to all terms and conditions of this Agreement effective retroactively to the date such Service Orders were accepted by Williams under the Interim Agreement. Any Service Orders submitted by CTC under the Interim Agreement but not accepted by Williams as of the Effective Date of this Agreement shall be deemed submitted under the terms of this Agreement and subject to all terms and conditions hereof. Notwithstanding the foregoing, the parties acknowledge and agree that Collocation Service Orders submitted under the Interim Agreement shall not be subject to this Agreement but rather shall be governed by the terms of the IRU Agreement as specified in Exhibit K thereof.

3.2	Additional Services.   In addition to Interim Services, CTC
may order additional Services from Williams over any Network Segment of the Williams Network on the terms and conditions set forth in this Agreement and at Williams' rates agreed upon in the applicable Service Order. The current Williams Network Pricing Schedule, which may be changed from time to time during the Term of this Agreement, is attached to this Agreement and incorporated herein by reference. All Services ordered by CTC are subject to availability at the time of such order as determined in Williams sole discretion. Williams shall use commercially reasonable efforts to provide Services ordered by CTC upon mutually agreeable terms and conditions. All Services described hereunder refer only to On-Net Services unless otherwise specifically noted herein. Availability of any off-net service requested by CTC shall be determined on a case by case basis and the pricing, terms and conditions governing the arrangement of such off-net services shall be those of the third party provider of such services, which terms and conditions must be acceptable to CTC and Williams. The general provisions of this Agreement, including limitation of liability and indemnity, are applicable to Williams' arrangement of any such off-net, third party provided services. The "Monthly Recurring Charges" for any Services provided to CTC hereunder as set forth and described in Exhibit A shall be payable within thirty (30) days after receipt of Williams' invoice therefor. After the Actual Start Date for any Services provided hereunder, Williams shall send an invoice to CTC for the month in which the Actual Start Date occurs, as prorated for the days remaining in such month after the Actual Start Date, and for the calendar month following the month in which the Actual Start Date occurs. Thereafter, Williams shall send monthly invoices for the above charges in advance of each calendar month during the term of the applicable Service Order. All "Non-Recurring Charges" described in Exhibit A or otherwise under this Agreement applicable to said Services shall be payable by CTC in accordance with the terms of Article VIII below.
3.3	Description of Services.  In addition to Local Access Services and Ancillary Services, Services offered or to be offered under this Agreement by Williams to CTC over the Williams Network include the following:
(a)	Private Line Service: Williams Network Private Line Service
(the "Private Line Service") provides domestic DS-1, DS-3 and optical SONET (OC-N) Circuits which are specifically dedicated to CTC's use between two (2) points specified by the parties in a Service Order and meeting the technical requirements as defined in the "Williams Network Technical Specifications for Private Line Service" attached hereto as Exhibit B.

	(b)	Collocation Service:  The parties acknowledge that pursuant to the IRU Agreement, Williams has granted CTC collocation rights in certain of Williams' POPs and Transmission Sites which IRU
Agreement shall control CTC's collocation of the covered facilities. In the event CTC should desire to place CTC owned
(or leased) equipment in any other facility owned (or leased) and operated by Williams for the purpose of interconnecting
CTC owned (or leased) equipment with the Williams Network
("Collocation Service"), CTC shall complete and execute a collocate request using the form included in Exhibit K of the IRU Agreement. Upon agreement between CTC and Williams of the Collocation Services to be provided, the parties shall complete a Collocation Service Order pursuant to said Exhibit
K. The terms and conditions relating to Collocation Service and the forms required from CTC shall be as set forth in Exhibit K of the IRU Agreement, which Exhibit is hereby incorporated herein by reference.

Other On-Net telecommunications services also provided over the Williams Network include, without limitation, asynchronous transfer mode service, frame relay services and optical wave services. In the event that CTC desires to order any such services from Williams after the date of this Agreement, the parties shall enter into a separate agreement or addendum to this Agreement under which such services may be ordered by CTC upon mutually agreeable terms and conditions.

ARTICLE IV  tc "ARTICLE IV " \l 5
EFFECTIVE DATE AND TERM  tc "EFFECTIVE DATE AND TERM " \l 5

This Agreement shall be effective on the Effective Date and shall continue for an initial term of five (5) years (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive one-year periods (the "Renewal Term(s)") (the Initial Term and Renewal Term(s) collectively referred to herein as the "Term") unless canceled by either party by giving written notice of such cancellation not less than sixty (60) days before the end of the Initial Term or then current Renewal Term. Notwithstanding the foregoing, the term applicable to specific Services ordered by CTC hereunder shall be specified in each Service Order. Unless CTC is in default beyond any applicable cure period, any Services being provided at the time of termination of this Agreement shall continue until expiration of the term specified in the applicable Service Order upon the terms and conditions of this Agreement; provided, however, that CTC may not order any new Services until CTC and Williams have entered into a new agreement or mutually agreed in writing to extend this Agreement. The charges for any Services during any such extension shall be as agreed in the applicable Service Orders.
ARTICLE V  tc "ARTICLE V " \l 5
SERVICE ORDERS AND PROVISIONING OF CIRCUITS tc "SERVICE ORDERS AND PROVISIONING OF CIRCUITS " \l 5

5.1 	Services shall be requested by CTC on Williams' service order forms in effect from time to time or on CTC's forms if approved in advance by Williams, which approval shall not be unreasonably withheld or delayed ("Service Order(s)"). Each Service Order shall reference this Agreement and the Agreement number set forth at the top of page 1. Williams' acceptance of a submitted Service Order shall be indicated by either the signature of an authorized representative of Williams' Customer Care Department or by CTC's receipt of Williams' standard "Order Confirmation Document" via Internet electronic mail. Williams reserves the right not to accept a Service Order under this Agreement at any time, but agrees that it will make commercially reasonable efforts to expedite the processing of Service Orders submitted by CTC. Unless otherwise provided herein or in the IRU Agreement, in the event Williams has not accepted or rejected a Service Order submitted by CTC hereunder within fifteen (15) days after its receipt thereof from CTC, Williams shall be deemed to have rejected the Service Order.

5.2 	When CTC submits a Service Order, CTC will indicate a
requested start date for the Services being ordered, the desired term of such Services, the type of Services requested, the Network Segments over which such Services are requested, the applicable bandwidth and any other information necessary for Williams to provide the Service. The requested start date specified in any Service Order accepted by Williams is referred to herein as the "Requested Start Date". Williams will make reasonable efforts to meet CTC's Requested Start Date. In the event that a Requested Start Date is altered, CTC's Requested Start Date will be changed to reflect the number of days of delay or advance, as appropriate.

5.3 	This Agreement shall apply to all Services provided by
Williams to CTC during the Term hereof and during the term of any Service Order previously submitted under the Interim Agreement, whether submitted and/or accepted pursuant to the Interim Agreement, Service Orders hereunder or otherwise. All Service Orders accepted by Williams under the Interim Agreement shall continue hereunder for the term specified in such Service Orders.

5.4 	Williams' standard service implementation interval for
Services provided on the Williams Network after acceptance of a Service Order by Williams' Customer Care Department is thirty (30) days for POP to POP DS-1 and DS-3 services, forty-five (45) days for DS-1 and DS-3 services which are ordered in connection with Local Access Services, forty-five (45) days for POP to POP OC-3 and OC-12 services and ninety
(90) days for POP to POP OC-3 and OC-12 services which are ordered in connection with Local Access Services, with all other Services determined on a case-by-case basis. The above-described standard intervals refer only to services provided by Williams and not to any Local Access Services ordered in connection therewith. The standard service implementation interval for Services provided by a third party (e.g. Local Access Services) and either partially or wholly off of the Williams Network shall be determined on an individual case basis and approved by CTC. Williams shall make reasonable efforts to provide the Services within its standard service implementation interval or on CTC's Requested Start Date. Failure of Williams to deliver by such dates shall not constitute a default under this Agreement and Williams shall not be liable to pay to CTC any penalties or damages for such failure; provided that CTC shall have the right to terminate the applicable Service Order during the period of any such delay.

5.5 	Services shall begin on the date Williams issues notice that
Services previously ordered under a Service Order are available (the "Start of Service Notice" or "SOSN"), indicating that the Service has been tested by Williams in accordance with the procedures set forth in Exhibit B attached hereto and that the Service meets or exceeds the applicable technical specifications set forth in Exhibit B (the "Actual Start Date"). If CTC fails to give written notice that the Service is in material non-compliance with the applicable technical specifications within ten (10) calendar days after Williams issues the SOSN, CTC shall be deemed to have accepted such Service and Williams shall begin billing for the Service as of the Actual Start Date. In the event CTC notifies Williams within the above 10-calendar day period that a particular Service does not comply with the applicable technical specifications, Williams shall expeditiously take such action reasonably necessary to correct such non-compliance.

5.6	The parties may mutually agree to change the Requested Start
Date of a Service Order. In addition, CTC may request a delay in the Actual Start Date of a Service Order provided that (i) it provides Williams a written delay request no later than five (5) business days prior to the Requested Start Date or the delayed Requested Start Date, as the case may be, and (ii) the aggregate number of the days requested by such delay request or requests do not exceed thirty (30) calendar days from the Service Order's original Requested Start Date or mutually agreed upon changed Requested Start Date.

5.7 	Unless acknowledged by Williams as described in the following sentence, any conflicting, different or additional terms and conditions contained in CTC's acknowledgment of a Service Order or elsewhere are objected to by Williams and shall not constitute part of this Agreement. Unless contained in an amended Service Order signed by an authorized representative of Williams or in a Williams "Order Confirmation Document" sent to CTC via Internet electronic mail, no action by Williams (including, without limitation, provision of Services pursuant to such Service Order) shall be construed as binding or estopping Williams with respect to such term or condition.

5.8 	Once the Actual Start Date for any ordered Services has passed and CTC has accepted such Services, so long as such Services are actually available for use by CTC, CTC must pay for the Services as indicated on the Service Order through the term indicated on such Service Order and in accordance with all applicable provisions of this Agreement, regardless of whether CTC is actually using such Services.

ARTICLE VI  tc "ARTICLE VI " \l 5
LOCAL ACCESS SERVICES  tc "LOCAL ACCESS SERVICES " \l 5

6.1 	Unless the parties otherwise agree pursuant to Section 6.3
below, upon the written request of CTC, Williams shall obtain "Local Access Services" for CTC, which are defined as the telecommunications facilities connecting a CTC-designated termination point to a Williams POP. CTC shall execute a Letter of Agency, on such form as provided by Williams in form and substance reasonably acceptable to CTC, authorizing Williams to interact directly with the local access provider(s) to obtain the Local Access Services. CTC shall have the right to review and approve the agreement(s) entered into with such provider(s). CTC shall be responsible for all CTC-approved charges, including without limitation, monthly charges, usage charges, installation charges, non-recurring charges, or applicable termination/cancellation liabilities, of the Local Access provider(s).

6.2 	In obtaining Local Access Services, Williams shall be
responsible for provisioning and the initial testing of an interconnection between the interexchange Service set forth in a Service Order and the Local Access Services. Williams will coordinate the installation of the Local Access Services with the interexchange Service being provided by Williams. Charges to CTC for Local Access Service administered by Williams on behalf of CTC shall be billed to CTC at the tariff rate of the Local Access Service provider. If the tariff rate for Local Access Services is changed by the Local Access Service provider, such rate changes will be passed through to CTC. CTC may request termination of any particular Local Access Service in which case CTC shall be solely responsible for any termination or other fees or charges associated with such termination.

6.3 	CTC may order any Local Access Services directly from
providers which are then currently certified by Williams with respect to the affected Williams' POP upon obtaining Williams' prior approval, which approval shall not be unreasonably withheld or delayed and shall be evidenced by Williams' issuance of an LOA/CFA to CTC. CTC may not order Local Access Services from any provider which is not certified for the affected Williams' POP without the prior written consent of Williams, which consent may be withheld in Williams' sole and absolute discretion. In such event, CTC shall be the customer of record and shall be billed directly by the provider of such services and Williams shall not be responsible for billing any such charges. If CTC orders its own Local Access Services, CTC shall be responsible for ensuring that such services are turned up at the same time as the Services being provided by Williams. In the event the CTC-ordered Local Access Services are not ready at such time as the Services being provided by Williams, Williams shall nevertheless have the right to begin billing for such Services as of the Actual Start Date and CTC shall be liable for payment for such Services as of such date.

ARTICLE VII  tc "ARTICLE VII " \l 5
ANCILLARY SERVICES AND CHARGES  tc "ANCILLARY SERVICES AND CHARGES " \l 5

7.1 	Williams may provide extraordinary service to CTC for reasons including but not limited to: (a) CTC's request to expedite Service availability to a date earlier than Williams' published installation interval or a previously accepted Requested Start Date; (b) Service redesign or other activity occasioned by receipt of inaccurate information from CTC; (c) reinstallation charges following any suspension of the Service for cause by Williams; (d) CTC's request for use of routes or facilities other than those selected by Williams for provision of the Service; and (e) other circumstances in which extraordinary costs and expenses are generated by CTC and reasonably incurred by Williams (services under this subsection are collectively referred to herein as "Ancillary Services"). CTC shall be liable for all charges for any Ancillary Services provided by Williams, which charges shall be specified on the applicable Service Order.

	7.2	Subject to Section 5.6, if CTC desires to change the Requested
Start Date of a Service Order, other than a request to expedite Services as set forth above, CTC may be charged a change of service date charge.
Such charge will not apply to CTC's first change request, as long as such request is made more than fifteen (15) business days prior to the original Requested Start Date or is a mutually agreed upon changed Requested Start Date. If CTC requests a second change, or such change is requested less than fifteen (15) days prior to the original Requested Start Date or mutually agreed upon changed Requested Start Date, as applicable, CTC will be charged Williams' then applicable change of service date charge. CTC will also be charged for any costs actually incurred by Williams from third party providers solely as a result of CTC's request for a change of service date.

	7.3 	If CTC requests a modification to the information contained in a Service Order (other than a change of service date) prior to completion of installation of the Service, Williams may impose and CTC shall pay a reasonable change of Service Order charge. No charge will be imposed if the change is administrative in nature (i.e., billing address, contact information, etc.) unless the administrative change relates to Local
Access Services for which Williams is acting as agent and Williams actually incurs charges from the Local Access Services Provider that are solely a result of such change.

7.4 	If CTC requests a change to Services after such Services have been installed, Williams may impose and CTC shall pay a reasonable change of service charge. If such change of Service is administrative in nature (i.e., billing address, contact information, etc.), a change of service charge will not be imposed unless such administrative change applies to Local Access Services which have been ordered by Williams as agent for CTC and Williams actually incurs charges from the Local Access Services provider that are solely a result of such change. In addition to the change of Service charge, CTC will be responsible for any reasonable charges due to re-engineering which is required solely as a result of CTC's request for a change of Service.

7.5 	If CTC desires to cancel a Service Order prior to installation and acceptance of the Service, Williams may impose and CTC will pay a reasonable cancellation charge. In addition to such cancellation charge, CTC will be required to reimburse Williams for any reasonable cancellation charges relating to Local Access Services or off-net service for which Williams is acting as agent and Williams actually incurs charges from the Local Access Services Provider that are solely a result of such change.

7.6 	All charges referred to in this Article VII shall be
established as of Williams' acceptance of the Service Order to which they apply and shall be specified in the Service Order.

ARTICLE VIII  tc "ARTICLE VIII " \l 5
PAYMENT TERMS  tc "PAYMENT TERMS " \l 5

	8.1 	Due Date and Invoice.  Recurring monthly charges for Services are due and payable by CTC in accordance with the terms of Section 3.2.
All other amounts due under this Agreement shall be reflected on invoices sent by Williams to CTC no more frequently than monthly. All amounts set forth on each such invoice shall be due within thirty (30) days after CTC's receipt of the invoice (the "Due Date"). CTC agrees to remit payment to Williams at the remittance address set forth in Section 12.2.
In the event CTC fails to make full payment of any amounts due, including any prior late fees (the "Balance") to the proper address on or before the Due Date, CTC shall also pay a late fee in the amount of the lesser of one and one-half percent (1.5%) of the unpaid Balance per month or the maximum lawful interest rate under applicable state law which shall accrue from the Due Date. CTC acknowledges and understands that all charges are computed exclusive of any applicable federal, state or local use, excise, valued added, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes imposed on Williams), whether charged to or against Williams, its suppliers or affiliates or CTC associated with the Service, Local Access Service or Ancillary Service provided to CTC ("Additional Charges"). Such Additional Charges shall be paid by CTC in addition to all other charges provided for herein.

	8.2 	Payment Disputes.  If CTC in good faith disputes any portion of an invoice, it shall provide written notice to Williams of the billing dispute within thirty (30) days after receipt of the invoice. Such notice must include documentation substantiating the dispute. Upon receipt of any such notice from CTC, CTC and Williams shall attempt in good faith to resolve any legitimate dispute arising out of or relating to any monetary obligation under this Agreement promptly and as expeditiously as possible by negotiations between a Vice President of CTC or his or her designated representative with sufficient authority to negotiate a resolution of the dispute for CTC and an executive with similar authority from Williams. In the event the amount in dispute is in excess of Twenty-five Thousand and No/100 Dollars ($25,000.00) and is not resolved on or before its actual due date hereunder, then the amount in dispute shall be deposited by CTC with an escrow agent mutually acceptable to the parties who shall hold said sum along with all interest earned thereon, in escrow, pending resolution of the dispute hereunder and shall distribute said sums in accordance with the resolution of the parties under this Section 8.2 or the decision of the arbitrator under Section 12.13. All other payments shall be paid by CTC in accordance with the due date set forth herein regardless of any pending dispute hereunder. Within twenty (20) days after delivery of notice of a billing dispute as described above, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days after the first meeting, either CTC or Williams may demand arbitration in accordance with the provisions of
Section 12.13 below.  To the extent any payment dispute described hereunder is resolved in favor of a party, whether pursuant to the provisions of this Section or pursuant to arbitration, the escrow agent shall pay all amounts previously placed in escrow under this Section to the prevailing party with the other party paying interest at the prime rate on such amount less, however, any interest earned (net of any account charges) thereon while in escrow and distributed to the prevailing party. For purposes of this Section 8.2, the "prime rate" shall mean the variable rate of interest published in the Money Rates Section of The Wall Street Journal as the prime rate on corporate loans at large United States money
center commercial banks.   All negotiations conducted pursuant to Section
8.2 shall be confidential.

	8.3 	Suspension of Service.

(a) 	In the event payment of all amounts not disputed by CTC within the time limit and in accordance with the terms of Section 8.2 is not received in full from CTC on or before sixty (60) days following the date of CTC's receipt of any invoice or the due date for Monthly Recurring Charges, then, in addition to any and all other rights and remedies of Williams hereunder, Williams shall have the right to suspend all or any portion of the Services provided hereunder to CTC. Williams shall exercise this suspension right by providing CTC with a minimum of fifteen (15) days' prior written notice specifying the past due amount, identifying the Services to be suspended and specifying the date on which such suspension shall occur. If
Williams receives the entire specified past due amount, including applicable late fees and Additional Charges, prior to the suspension date specified in the above notice, then
CTC's Service shall not be suspended.

(b) 	If only a portion of the Services is initially suspended
pursuant to Williams' written notice, and CTC fails to pay the specified past due amount within an additional fifteen (15) days after the partial suspension of Service, then after the additional fifteen (15) day period, Williams may suspend all or any additional portion of the Services provided hereunder to CTC with no additional written notice. Further, after the additional fifteen (15) day period, Williams may continue suspension until such time as CTC has paid in full all charges then due including any late fees as specified herein.
Following such payment, Williams shall immediately reinstate the suspended Services subject to Williams' Right to Assurance as provided in Section 8.4 below.

(c)	In addition to the nonpayment of any sum due hereunder,
Williams may immediately suspend any Services provided hereunder in whole or part if Williams determines that such Services violate the Communications Act of 1934, as amended (including the Telecommunications Act of 1996), or that the imposition of any state or federal statute, or promulgation of any rule, regulation, or order of the FCC or other governing body makes Williams' performance commercially impracticable.

(d) 	Subject to the provisions of Section 8.2, suspension of any
Services under Subsections (a) and (b) of this Section shall not affect CTC's obligation to pay for the suspended Services during the period of suspension in the event of subsequent reinstatement under the terms hereof.

8.4 	Williams' Right to Assurance.

(a) 	If at any time there is a material adverse change in CTC's
creditworthiness, as hereafter defined, then in addition to any other remedies available to Williams under this Agreement or applicable law, Williams may elect, in its sole discretion, to demand reasonable assurance of payment from CTC. A
"material adverse change in CTC's creditworthiness" shall include, but not be limited to: (a) CTC's default beyond any applicable cure period of its obligations to Williams under this Agreement, the Master Agreement or any other agreement with Williams; or (b) CTC's being subject to or having filed for bankruptcy or insolvency proceedings (which proceedings are not dismissed within sixty (60) days) or the legal insolvency of CTC. If CTC's financial statements are not public information, upon Williams' demand for reasonable assurance of payment, CTC shall provide Williams with copies of its most recent financial statements. After receipt and review of CTC's financial information, Williams may require a reasonable deposit or other means mutually agreed to by the parties to establish reasonable assurance of payment. All financial or other information provided by CTC to Williams under this Section shall be subject to the confidentiality requirements of Article X of this Agreement.

(b) 	If CTC has not provided Williams with its financial
information and with reassurance reasonably satisfactory to Williams within thirty (30) days of Williams' notice of demand for reassurance, then, in addition to any other remedies available to Williams, Williams shall have the option, in its sole discretion, to exercise one or more of the following remedies: (i) cause the start of any Services described hereunder or in a previously executed Service Order to be delayed pending reasonably satisfactory reassurance; or (ii) decline to accept a Service Order or other requests from CTC to provide Services hereunder pending reasonably satisfactory reassurance as described in (a) above.

	8.5	Credit.  As may be determined by Williams, if the financial
condition or payment history of CTC is determined by Williams to be unacceptable, Williams may require CTC to post a deposit or irrevocable letter of credit, at Williams' option, to secure CTC's payment for the term of this Agreement. Should Williams determine that a deposit or irrevocable letter of credit is necessary, CTC and Williams will execute a reasonably appropriate credit or deposit agreement in form and substance reasonably acceptable to CTC. Should CTC fail to post such deposit or letter of credit or fail to execute such agreement within fifteen (15) days after Williams' notice of such requirement, or should CTC fail to abide by the terms of any credit or deposit agreement, CTC shall be deemed to be in default of this Agreement and, upon CTC's continued failure to post such deposit or letter of credit within ten (10) days after notice of such failure from Williams, Williams may terminate this Agreement in accordance with Section 9.7 below.

	8.6 	Taxes.  If any sales taxes, valued added taxes or similar
charges or impositions are asserted against Williams after, or as a result of, CTC's use of any of the Services by any local, state, national, international, public or quasi-public governmental entity or foreign government or its political subdivision, including without limitation, any tax or charge levied to support the federal Universal Service Fund contemplated by the Telecommunications Act of 1996, or any state equivalent, CTC shall be solely responsible for such taxes, charges or impositions attributable to the Services provided hereunder. CTC agrees to pay any such taxes, charges or impositions and hold Williams harmless from any liability or expense associated with such taxes, charges or impositions.

	8.8 	Adjustments.  Williams may correct billing errors for a period of twelve (12) months after the Due Date of an invoice, or twelve (12) months after the date a Service is rendered, whichever is later. Williams shall correct errors within such periods brought to its attention by CTC. Disputed items shall be subject to Section 8.2.

ARTICLE IX  tc "ARTICLE IX " \l 5
GENERAL AGREEMENT  tc "GENERAL AGREEMENT " \l 5

9.1  	Outage Credits.

(a) 	CTC acknowledges the possibility of an unscheduled, continuous and/or interrupted period of time when a Service or Services provided hereunder become "unavailable" (as defined in the technical specifications attached hereto as Exhibit B) for a continuous period of two (2) hours (an "Outage"). The Outage shall begin upon the earlier of Williams' actual knowledge of the Outage or Williams' receipt of notice from CTC of the Outage. In the event of an Outage, CTC shall be entitled to a credit (the "Outage Credit") for Private Line Service and
Collocation Service in the amount of 1/720 of the monthly recurring charge for the interexchange portion of the Service for each hour of the Outage in excess of the first two (2) consecutive hours that the affected Service fails to conform to the Technical Specifications.

(b) 	CTC shall not receive an Outage Credit if the interruptions
are (i) of a duration of less than two (2) consecutive hours,
(ii) directly caused by CTC or others authorized by CTC to use the Services under this Agreement, (iii) due to the failure of power, facilities, equipment, systems or connections not provided by or under the control of Williams, (iv) caused by the failure of Local Access to Williams' fiber optic network, or (v) due to a Force Majeure event as defined in Section 9.6 of this Agreement.

(c)	In the event Williams in good faith objects to a request for an Outage Credit submitted by CTC under Section 9.1(a) within thirty (30) days after Williams' receipt of such notice, then the parties shall make a good faith effort to resolve the dispute as expeditiously as possible. If Williams does not object within such thirty (30) day period or upon Williams' waiver of such objection, then CTC may credit the amount of such Outage Credit against CTC's next monthly payment for the affected Service or against other payments due hereunder if the affected Service has expired or been terminated under the terms hereof prior to CTC's application of the Outage Credit under this Subsection. If there are no further payments due hereunder for the affected Service or otherwise, then CTC shall be entitled to a refund in the amount of the Outage
Credit.

(d) 	Unless caused or contributed to by the intentional misconduct of Williams, the Outage Credit under this Section shall be the sole and exclusive remedy of CTC in the event of any Outage and under no circumstances shall an Outage be deemed a default under this Agreement.

	9.2 	WARRANTY AND DISCLAIMER OF WARRANTY.  WILLIAMS WARRANTS THAT
ALL SERVICES SHALL BE PROVIDED TO CTC IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND THE APPLICABLE TECHNICAL SPECIFICATIONS SET FORTH IN EXHIBIT
B.  WILLIAMS SHALL USE COMMERCIALLY REASONABLE EFFORTS TO REMEDY ANY
DELAYS, INTERRUPTIONS, OMISSIONS, MISTAKES, ACCIDENTS OR ERRORS IN THE SERVICES AND RESTORE SUCH SERVICES IN AS EXPEDITIOUSLY AS POSSIBLE TO
COMPLY WITH THE TERMS HEREOF. THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY AND IS PROVIDED IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. THE OUTAGE CREDITS REMEDY PROVIDED TO
CUSTOMER AS SET FORTH IN SECTION 9.1 IS THE SOLE AND EXCLUSIVE REMEDY PROVIDED TO CUSTOMER AND IS IN LIEU OF ALL OTHER REMEDIES, REGARDLESS OF WHETHER THIS WARRANTY FAILS OF ITS ESSENTIAL PURPOSE.

	9.3 	LIMITATION OF LIABILITY.  UNLESS CAUSED OR CONTRIBUTED BY THE
INTENTIONAL MISCONDUCT OF WILLIAMS, IN THE EVENT OF ANY BREACH OF THIS AGREEMENT OR ANY FAILURE OF THE SERVICES WHATSOEVER, NO PROVIDER (AS
DEFINED IN SECTION 9.4) SHALL BE LIABLE FOR ANY DIRECT, INDIRECT,
CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR ANY OTHER DAMAGES, OR FOR
ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, EVEN IF THE PROVIDER
HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

	9.4 	CTC Content and Indemnity.  CTC shall indemnify and hold
Providers (as defined below) harmless against and from any court, administrative or agency action, suit or similar proceeding, whether civil or criminal, private or public, brought against Providers arising out of or related to the contents transmitted hereunder over Williams' network including, but not limited to, claims, actual or alleged, relating to any violation of copyright law, export control laws, failure to meet governmental standards, or that such transmission contents are libelous, slanderous, an invasion of privacy, pornographic, or otherwise unauthorized or illegal. "Providers" shall be defined to include Williams and its parent, subsidiary and affiliated companies, shareholders, directors, officers, employees and agents, or any third party or affiliated provider, operator or maintenance/repair contractor of facilities employed in connection with the provision of Services under this Agreement. Williams may terminate or restrict any transmissions over the Williams Network if, in its judgment, such actions are reasonably appropriate to avoid violation of applicable law. CTC agrees not to use any Services provided hereunder for any unlawful purpose, including without limitation any use which constitutes or may constitute a violation of any local, state or federal obscenity law.

9.5 	General Indemnity.

(a) 	CTC and Williams shall defend, indemnify and hold  the other harmless against and from any and all claims for physical property damage, physical personal injury or wrongful death to the extent that such arises out of the negligence (whether simple or gross negligence) or willful misconduct of the respective indemnifying party, its employees, agents, or contractors in connection with the provision or use of any of the Services or other performance hereunder.

(b) 	With respect to third parties authorized by CTC to use the
Services provided hereunder, CTC shall defend, indemnify and hold Providers harmless against any claims by such third parties for damages arising or resulting from any defect in, failure to provide or interruption or Outage of any of the Services.

(c) 	The indemnifying party agrees to defend the other against the claims as set forth above and to pay all reasonable litigation costs, attorneys' fees, court costs, settlement payments, and any damages awarded or resulting from any such claims. The indemnified party shall promptly notify the indemnifying party in writing of any such claims.

	9.6 	Force Majeure.  Neither Williams nor CTC shall be in default under this Agreement with respect to any delay in its performance (other than a failure to make payments when due) caused by any of the following conditions (each a "Force Majeure Event"): (a) act of God; (b) fire; (c) flood; (d) material shortage or unavailability not resulting from the responsible party's failure to timely place orders or take other necessary actions therefor; (e) government codes, ordinances, laws, rules, regulations, or restrictions not resulting from the responsible party's failure to abide by such government codes ordinances, laws, rules, regulations or restrictions; (f) war or civil disorder; or (g) any other cause beyond the reasonable control of such party. The party claiming relief under this Article shall promptly notify the other in writing of the existence of the Force Majeure Event relied on and the cessation or termination of the Force Majeure Event. The party claiming relief under this Article shall exercise commercially reasonable efforts to minimize the time for any such delay.

	9.7 	Events of Default.   Either party may terminate this Agreement
and/or any Service provided hereunder if the other is in default of any material obligation contained herein or in the Master Agreement, which default has not been cured within thirty (30) days (or ten (10) days with respect to monetary defaults) following the receipt of notice of such default setting forth the specifics of such default ("Event of Default"); provided that where a non-monetary default cannot be cured within such thirty (30) day period, the period of time shall be extended for up to ninety (90) days as required for the defaulting party to cure the same on condition that the defaulting party commence curing within such thirty
(30) day period and thereafter prosecute such curing with due diligence to completion. Upon an Event of Default by CTC, Williams may, in addition to any other rights granted under this Agreement: (a) terminate this Agreement and/or any Services provided hereunder; and/or (b) subject to the provisions of Section 8.2 and Section 13.13, pursue any other remedies it may have under applicable law or principles of equity relating to such breach. Upon an Event of Default by Williams, CTC may terminate this Agreement and/or any Services provided hereunder. Except as otherwise provided herein, termination and receipt of any applicable refund are CTC's sole remedies in the event of an Event of Default by Williams.

	Notwithstanding the foregoing provisions of this Section, neither party shall exercise any of the remedies described in the preceding paragraph until after it has notified the other party of its intent to do so and invited discussions between Vice Presidents of each party to discuss such other party's default(s). Such Vice Presidents shall meet within thirty (30) days after receipt of the non-defaulting party's notice to discuss the status of the default(s), the reason(s) for the default(s), and possible efforts that could be undertaken to resolve the problems in a manner agreeable to the non-defaulting party. If such Vice Presidents cannot agree upon a mutually agreeable plan to address the default(s), or if the defaulting party does not respond to the non-defaulting party's invitation to meet or fails to meet with the non-defaulting party within the above 30-day period, then the non-defaulting party may exercise any or all remedies set forth in the preceding paragraph without further notice to the defaulting party. Nothing in this paragraph shall obligate the non-defaulting party to waive any default of the other party hereunder or any rights or remedies it may have under this Agreement. The non-defaulting party shall have no obligation under this paragraph if, after any meeting described hereunder, the default continues and the defaulting party fails to take the action agreed upon at the meeting, or upon the subsequent default by the defaulting party related to the initial default(s) for which the meeting was held (which is not cured within any applicable cure period) within the twelve (12) month period following any meeting described in this paragraph. All negotiations conducted pursuant to this Section shall be confidential. Notwithstanding the foregoing, this paragraph shall not prevent a party from immediately seeking injunctive relief to prevent perceived irreparable harm and shall not apply to any such action.

	9.8 	Use of Services. Williams' obligation to provide Services
hereunder is subject to the following conditions: (a) no Services shall be used for any unlawful purpose; and (b) at least ten percent (10%) of the transmissions shall be interstate transmissions. Williams represents that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement not subject to the filing requirements of Section 211(a) of the Communications Act of 1934, as amended. The parties hereto acknowledge that from time to time a portion or portions of CTC's use of Services may be intended for transmission upon a portion of the Williams Network with respect to which Williams is contractually limited to use for multimedia transmissions (i.e. Internet traffic, video and radio transmission services and/or related applications, including, graphic, visual, imaging, interactive and multimedia transmissions)(the "Restricted Fiber"). Upon request from the Williams, prior to Williams' acceptance of a Service Order submitted by CTC, CTC agrees within one (1) business day to identify the nature of its proposed use of the Service so as to permit Williams to determine whether the Service may be carried over the Restricted Fiber. The fact that Williams may not utilize the Restricted Fiber for such transmissions shall not affect Williams' obligation to provide Services hereunder.

9.9 	Intrastate Interexchange Services.  CTC may use any
interexchange Service provided under this Agreement only if such interexchange Service is used for carrying at least ten percent (10%) of interstate telecommunications (i.e., telecommunications subject to the jurisdiction of the FCC). Williams and its affiliates shall not be obligated to make available interexchange Service on a Circuit with end points within a single state or service on a Circuit which originates/terminates at points both of which are situated within a single state unless CTC represents in writing that such interexchange Service or Circuits shall be used to carry at least ten percent (10%) interstate telecommunications. If it is determined at any time that such interexchange Service or Circuit is subject to state regulation, the interexchange Service or Circuit may be provided by Williams or its affiliates pursuant to applicable state laws, regulations and applicable tariffs, or Williams and its affiliates may discontinue provision of the affected interexchange Service or Circuit.

9.10 	Tariff.  Based on CTC's representation to Williams that CTC is a telecommunications carrier, to the best of Williams' knowledge, this Agreement is not subject to and does not require the filling of a tariff with the FCC, because this Agreement is subject to the inter-carrier exemption provided in 47 U.S.C. Sec. 211(a), or is otherwise provided on a private carriage basis. In the event that due to a court or agency ruling, or under applicable law or regulation, this Agreement is or becomes subject to a requirement of an FCC tariff, or if Williams has or decides to file a tariff that covers some or all of the services provided hereunder, then Williams will file a contract tariff with the FCC incorporating all of the material terms and conditions of this Agreement, including pricing, and the parties agree to abide by that contract tariff. No such tariff filed by Williams shall be inconsistent with or modify the terms of this Agreement unless agreed to in writing between the parties.

9.11 	CTC Responsibilities.  CTC has sole responsibility for
installation, testing and operation of facilities, services and equipment other than those specifically provided by or arranged for by Williams under specific Service Orders ("CTC Facilities"). So long as Williams does not cause any delay in installation or testing of any CTC Facilities, then any untimely installation or non-operation of CTC Facilities shall not relieve CTC of its obligation to pay all charges hereunder for the Services after the Actual Start Date of such Services determined under
Section 5.5.

During the Term of this Agreement, CTC shall provide Williams, on no more frequent than an annual basis, a universal service exemption certificate within ninety (90) days after CTC's filing of the universal service filing made with the appropriate federal agency evidencing that CTC is required to contribute to the federal Universal Service Fund. CTC agrees that failure to provide such an exemption shall authorize Williams to begin billing CTC prospectively for Universal Service Fund contributions pursuant to the applicable contribution factor (revised quarterly), plus an administrative charge of one percent (1%) of such contributions.
ARTICLE X tc "ARTICLE X"
CONFIDENTIALITY

10.1	Confidentiality Obligation.  If either party provides
confidential information to the other or, if in the course of performing under this Agreement or negotiating this Agreement a party learns confidential information regarding the facilities or plans of the other, the receiving party shall (a) protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information, but in any case with at least reasonable care and (b) refrain from using such confidential information except in negotiating or performing under this Agreement. Notwithstanding the above, a party may provide such confidential information to its directors, officers, members, managers, employees, agents, contractors and consultants (collectively, "Representatives"), Affiliates, financial institutions, underlying facility owners, potential assignees of this Agreement (which potential assignees are bound under a separate agreement with the disclosing party restricting the use of confidential information), and Representatives of Affiliates, in each case whose access is reasonably necessary. Each such recipient of confidential information shall be informed by the party disclosing confidential information of its confidential nature, and shall be directed to treat such information confidentially and shall agree to abide by these provisions. In any event, each party shall be liable (with respect to the other party) for any breach of this provision by any entity to whom that party discloses confidential information. The terms of this Agreement (but not its execution or existence) shall be considered confidential information for purposes of this Article, except as set forth in Section 10.3. The obligations set forth in this Section shall survive expiration or termination of this Agreement for a period of two (2) years, except that, with respect to any confidential information designated by the disclosing party as a trade secret, and entitled to protection as such, the obligations set forth in this Section shall survive such expiration or termination indefinitely.

10.2	Permitted Disclosures.  Notwithstanding any other provision
herein, neither Williams nor CTC shall be required to hold confidential any information that:

(a) 	becomes publicly available other than through the recipient;

(b) 	is required to be disclosed by a governmental, regulatory
authority, or judicial order, rule, or regulation or proceedings with respect to this Agreement or a party's obligations as a publicly held company, provided that a party subject to such requirement shall promptly notify the other party of such requirement;

(c) 	is independently developed by the receiving party;

(d) 	becomes available to the receiving party without restriction from a third party;

(e) 	is required by its lender and is given to such lender on a
confidential basis; or

(f)	to the extent disclosure by the receiving party is required by applicable law, rule or regulation.


	10.3	Goodwill and Publicity.  Neither party shall use the name,
trade name, service mark, or trademark of the other in any promotional or advertising material without the prior written consent of the other. The parties shall coordinate and cooperate with each other when making public announcements related to the terms of this Agreement and each party shall have the right to promptly review, comment upon, and approve any publicity materials, press releases, or other public statements by the other party that refer to, or that describe any aspect of, this Agreement. Notwithstanding the above, either party may, without the other party's approval but after allowing the other party a reasonable opportunity to comment on a proposed press release, issue a press release announcing execution of this Agreement.

ARTICLE XI  tc "ARTICLE XI " \l 5
REPRESENTATIONS AND WARRANTIES  tc "REPRESENTATIONS AND WARRANTIES " \l 5

In addition to any other representations and warranties contained in this Agreement, each party hereto represents and warrants to the other that:

(a)	It has the full right and authority to enter into, execute,
deliver and perform its obligations under this Agreement;

(b)	It has taken all requisite corporate action to approve the
execution, delivery and performance of this Agreement;

(c)	This Agreement constitutes a legal, valid and binding
obligation enforceable against such party in accordance with its terms; and

(d)	Its execution of and performance under this Agreement shall
not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

ARTICLE XII  tc "ARTICLE XII " \l 5
MISCELLANEOUS PROVISIONS  tc "MISCELLANEOUS PROVISIONS " \l 5

12.1 	Title to Equipment.  This Agreement shall not, and shall not be deemed to, convey from either party to the other title of any kind to any of the transmission facilities, digital encoder/decoders, telephone lines, microwave facilities or other facilities utilized in connection with the Services. Any equipment provided by CTC must be itemized on a schedule listing all such CTC-provided equipment including a detailed description and serial numbers, and appended to the Service Order to which use of that equipment relates ("CTC Equipment Inventory").

12.2	Notices.   Unless otherwise provided in this Agreement, all
notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:



If to CTC:		CTC Communications Corp.
Attn: Chief Technology Officer
220 Bear Hill Road
Waltham, Massachusetts 02451
Facsimile No.:  (781) 890-1613
					Telephone:  (918) 466-8080

	If to Williams:		Williams Communications, Inc.
				Attn:  Williams Network, Contract
Administration						One Williams Center, 26th
Floor
Tulsa, Oklahoma  74172
					Facsimile No.:  (918) 573-6578
					Telephone:  (918) 573-6000

		with a copy to:		Williams Communications, Inc.
					Attn:  General Counsel
					One Williams Center, Suite 4100
					Tulsa, Oklahoma 74172
Facsimile No.:  (918) 573-3005
Telephone:  (918) 573-6000

with payment remittances to:

Williams Communications, Inc.
Dept. 1409
Tulsa, Oklahoma 74172

or at such other address as may be designated in writing to the other party.

Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by facsimile, on the next business day after being sent when sent by priority overnight delivery service, or three (3) United States Postal Service business days after deposit in the mail when sent by registered or certified U.S. mail.

12.3 	Merger/Integration.  This Agreement and the Master Agreement
(including the attached Exhibits, as they may be modified from time to time) constitute the complete and exclusive statement of the understanding between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to the Services provided hereunder. The terms of this Agreement shall control over any conflicting terms in a Service Order except with respect to specific terms therein pertaining to pricing, description of services or provisioning requirements.

12.4 	Written Amendment.  Any addition, deletion or modification to this Agreement shall not be binding on either party except by written amendment executed by both parties.

12.5 	No Venture.  The relationship between Williams and CTC shall not be that of partners, agents or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. Williams and CTC, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

12.6 	Intentionally omitted.

12.7 	Effect of Change in Law.  Upon thirty (30) days' prior written notice to the other party, either CTC or Williams shall have the right, without disconnection charge or other liability to the other party, to cancel the affected portion of any Services provided hereunder if Williams is prohibited by governmental authority from furnishing or CTC is prohibited from using such portion, or if any material rate or term contained herein and relevant to the affected portion of any such Services is substantially changed by order of the highest court of competent jurisdiction to adjudicate the matter, the FCC, or other local, state or federal government authority.

12.8 	Assignment.
(a)	Conditions to Effective Assignment.  An assignment (or other transfer) of this Agreement or a party's rights or obligations hereunder to any other party shall not be effective without
(a) either the prior written consent of the non-assigning party, or, if such consent is not required pursuant to specific terms of this Section 12.8, written notice to the non-assigning party, (b) the written agreement of the assignee to be bound by all terms and conditions of this Agreement including, without limitation, the indemnification provisions and limitations on liability and recourse set forth in this Agreement, and (c) such assignee's agreement to cure all prior defaults of the assigning party under this Agreement. Notwithstanding any provision hereof to the contrary, Williams' consent shall not be required and CTC shall not be prevented from using capacity obtained hereunder for providing service to its customers in the ordinary course of business.

(b)	Impermissible Assignments.  Except as set forth in Section
12.8(d), the non-assigning party may withhold consent to an assignment in its sole discretion, if the assignment:

(i)	is made by CTC within one (1) year of the Effective
Date, other than as part of a sale of substantially all of CTC's assets; or

(ii)	is an assignment of less than all of a party's rights or
obligations hereunder.

(c)	Consent not to be Unreasonably Withheld.  Except to the extent
Section 12.8(b) provides the non-assigning party the right to withhold its consent in its sole discretion and except as set forth in Section 12.8(e), the non-assigning party shall not unreasonably withhold or delay its consent to an assignment if neither the assigning party nor the proposed assignee is in material default under this Agreement or any other agreement with the non-assigning party. For purposes of this Section, a party's consent to a requested assignment or transfer shall not be considered unreasonably withheld if such requested assignment or transfer is to a party which does not have the technical ability or financial capability to perform the assigning party's obligations under this Agreement.

(d)	Assignments to Particular Classes of Entities.  The provisions of Section 12.8(b) notwithstanding, Williams may assign some or all of its rights and obligations hereunder to State Street
Bank and Trust Company of Connecticut, National Association, in connection with a financing by Williams of construction of its fiber optic network; in addition, State Street Bank and Trust Company of Connecticut, National Association, may further assign this Agreement as collateral for such financing. If Williams makes an assignment pursuant to this Subsection 12.8(d), Williams (or its assignee pursuant to an assignment made under the other provisions of this Article) shall guarantee performance of the assignee's obligations.

		Either party may assign its interest in this Agreement without the prior consent of the other party (i) to any corporation or other entity which is a successor to such party either by merger or consolidation, or (ii) to a purchaser of all or substantially all of such party's assets, or (iii) to a corporation or other entity which is an Affiliate of such party; provided that in the event of an assignment under clause (iii), the assigning party shall remain fully liable, jointly and severally with any assignee(s), for all obligations under this Agreement.

(e)	Agreement Binds Successors.   This Agreement and the rights
and obligations under this Agreement (including the limitations on liability and recourse set forth in this Agreement benefitting the other party) shall be binding upon and shall inure to the benefit of Williams and CTC and their respective permitted successors and assigns.

(f)	Change in Control Not an Assignment.  Notwithstanding any
presumptions under applicable state law that a change in control of a party constitutes an assignment of an agreement, a change in control of a party, not made for purposes of circumventing restrictions on assignment or of depriving the other party of rights under this Agreement, shall not be deemed an assignment for purposes of this Agreement.

(g)	Right to Subcontract.  Williams may subcontract for testing, maintenance, repair, restoration, relocation, or other operational and technical services it is obligated to provide hereunder or may have the underlying facility owner or its contractor perform such obligations; provided, that, Williams shall remain primarily liable for the performance of such obligations.

	(h)	Financing Arrangements.  Either party shall have the right,
directly or through an Affiliate, to enter into financing arrangements (including secured loans, leases, sales with lease-back, or leases with lease-back arrangements, purchase-money or vendor financing, conditional sales transactions, or other arrangements) with one or more financial institutions, vendors, suppliers or other financing sources (individually and collectively, "Lenders").

12.9 	Governing Law.  This Agreement shall be governed by and
construed in accordance with the domestic law of the State of New York without reference to its choice of law principles. With respect to any suit, action or proceedings relating to this Agreement (the "Proceedings"), each party: (1) irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts located in that state; (2) irrevocably waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court; (3) waives any claim that such proceedings have been brought in an inconvenient forum; and (4) waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from enforcing in any jurisdiction any judgment, order or award obtained in any such court.

	12.10	Rules Of Construction.   The following rules of construction
shall govern any interpretation of this Agreement:

(a)	The captions or headings in this Agreement are strictly
for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

(b)	Unless expressly defined herein, words having well-known
technical or trade meanings shall be so construed.

(c)	Except as set forth to the contrary herein, any right or
remedy of Williams or CTC shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

(d)	Nothing in this Agreement is intended to provide any
legal rights to anyone not an executing party of this Agreement except under the indemnification and insurance provisions.

(e)	This Agreement has been fully negotiated between and
jointly drafted by Williams and CTC and no rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

(f)	Except as otherwise provided herein, in the event of a
conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibits shall be corrected accordingly.

(g)	All actions, activities, consents, approvals and other
undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner. Except as specifically set forth herein, for the purpose of this Section 12.10, the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

12.11 	No Third Party Beneficiary.  The provisions of this
Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce or benefit from these provisions.

12.12 	Attorneys' Fees.  If a proceeding is brought for the
enforcement of this Agreement or because of any alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

12.13	Arbitration.   Any dispute arising between Williams and CTC in
connection with this Agreement that is not settled to their mutual satisfaction within the applicable notice or cure periods provided in this Agreement, shall, upon the demand for arbitration by either party, be settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that a party gives notice of its demand for arbitration under this Article. If Williams and CTC cannot agree on a single arbitrator within fifteen (15) days after the notice demanding arbitration is received by the receiving party, Williams and CTC shall each select an arbitrator within such fifteen (15) day period and the two (2) arbitrators shall select a third arbitrator within ten (10) days. If the parties fail to appoint arbitrators or the arbitrators cannot agree on a third arbitrator, then either party may request that the American Arbitration Association shall select and appoint a neutral arbitrator who shall act as the sole arbitrator. In any such arbitration proceeding, the parties may take discovery pursuant to applicable laws or rules. The parties shall be entitled to submit expert testimony and/or written documentation on such arbitration proceeding. The decision of the arbitrator or arbitrators shall be final and binding upon Williams and CTC and shall include written findings of law and fact, and judgment may be obtained thereon by either Williams or CTC in a court of competent jurisdiction. Williams and CTC shall each bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator or arbitrators, shall be shared equally by Williams and CTC unless the award otherwise provides. The arbitrator or arbitrators shall be instructed to establish procedures such that a decision can be rendered within sixty (60) days after the appointment of the arbitrator or arbitrators. In no event shall the arbitrator or arbitrators have the power to award any damages described in and limited by Section 9.3 which shall be binding on the arbitrator(s). This section shall not be construed to limit either party's ability to recover under any indemnification provisions in this Agreement with respect to claims of third parties brought against such party.

The obligation to arbitrate shall not be binding upon any party with respect to (a) requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute or (b) actions to collect payments not subject to bona fide dispute under Section 8.2 of this Agreement.

Any arbitrator appointed to act under this Section, must agree to be bound to the provisions of Article X entitled Confidentiality and Proprietary Information with respect to the terms of this Agreement and any information obtained during the course of the arbitration proceedings.

12.14	Severability.  If any term, covenant or condition in this
Agreement shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law and if appropriate such invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the parties hereto and to the intended economic benefits of the parties.

12.15 	No Waiver.  The failure of either party to enforce any
provision hereof shall not constitute the permanent waiver of such provision.

12.16 	Counterparts.   This Agreement may be executed in one or
more counterparts, all of which taken together shall constitute one and the same instrument.


IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Williams and CTC have executed this Carrier Services Agreement as of the Effective Date.

CTC COMMUNICATIONS CORP.	WILLIAMS COMMUNICATIONS, INC.
By:/s/						By:/s/

Name:							Name:__________________________

Title:						Title:_________________________

Date:  March 31, 2000				Date:  March 31, 2000



Exhibit A
Williams Network Pricing Schedule

	THIS EXHIBIT A is attached to and made a part of that certain Carrier Services Agreement dated as of March 31, 2000, by and between Williams and CTC ("Agreement"). Capitalized terms used and not defined herein shall have the meanings set forth for such terms in the Agreement.

A.	Private Line Services*

B.	Collocation Services.   The monthly recurring charges for
Collocation Services shall be specified in the applicable Collocation Service Orders.


































*THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION



Exhibit B
Williams Network Technical Specifications


I.		Technical Specifications for Private Line Service

A.	Interconnection Specifications

1.	DS-1.  DS-1 service is provided in accordance with ANSI
Standard T1.102 and T1.403 (formerly AT&T Compatibility
Bulletin 119). DS-1 Service operates at 1.544 Mbps.

2.	DS-3.  DS-3 service is provided in accordance with ANSI
Standard T1.102 (formerly AT&T Compatibility Bulletin 119)
and Technical Reference 54014 `4.  DS-3 Service operates at
44.736 Mbps.
3.	Optical SONET Services (OC-N).  Optical SONET Services are
provided in accordance with ANSI Standard T1.105.  OC-3
Service operates at 155.520 Mbps and is configured with 3
separate STS-1 signaling paths.  OC-3C Service operates at
155.520 Mbps and is configured with 1 STS-3C signaling path
(or 3 concatenated STS-1 signaling paths).  OC-12 Service
operates at 622.080 Mbps with 12 separate STS-1 signaling
paths.  OC-12C Service operates at 622.080 Mbps with 1 STS-
12C signaling path (or 4 separate STS-3C signaling paths).
OC-48 Service operates at 2488.320 Mbps and is configured
with 48 separate STS-1 signaling paths.
B.	Availability.

1.	Availability on the Williams Network.  Availability is a
measurement of the percent of total time that service is operative when measured over a 365 consecutive day (8760 hour) period. DS-3 and Optical SONET Service is considered inoperative when there has been a loss of signal or when two consecutive 15 second loop-back tests confirm the observation of a bit error rate equal to or worse than 1 x
10-6.  For Services on the Williams Network, availability
shall be 99.95% from POP to POP measured over a one year
period.
2.	Availability for Services not on Williams Network.  For
Services not on the Williams Network, the off-net provider
will establish availability. The Local Access availability standards for DS-3 and Optical SONET Services are established by the Local Access Provider and approved by
CTC.
3.	See General Provisions for other factors affecting
availability.

C.	Performance (% Error Free Seconds, while Available).

1.	Error Free Seconds on Williams Network.  Performance is
noted in Error Free Seconds which are a measure of the percentage of total seconds that do not contain bit errors when measured over a consecutive 24 hour period.
Performance shall be measured on a one-way basis using a Pseudo Random Bit Sequence test pattern as defined in CCITT Recommendation 0.151. For Services on the Williams Network, Error Free Seconds shall be 99.5% from POP to POP measured over a monthly period

2.	Error Free Seconds for Services Not on Williams Network.
The Error Free Seconds standards for the Local Access for
DS-3 and Optical SONET Service is established by the Local
Access Provider and approved by CTC. For multi-media services, Error Free Seconds will be as defined by WorldCom, Inc.

II.	General Provisions Relating to Private Line Technical Specifications

A. Quality Standards.
1.	Standards apply on a one-way basis between Williams Point(s)
of Presence (POP) only.
2.	All standards exclude nonperformance due to force majeure or planned interruptions for necessary maintenance purposes in
accordance with the Agreement.
3.	All standards exclude nonperformance due to acts or
omissions of CTC or due to any failure of CTC-provided
equipment.
B.		Maintenance

1.	Williams will undertake repair efforts on equipment or fiber when Williams first becomes aware of it, or when notified by CTC and CTC has released all or part of the Service for testing. The maintenance standards in this Section II B only apply for Equipment or Fiber on Williams' owned and operated network and from Williams' POP to Williams' POP.

2.	Mean Time to Restore (MTTR) is the average time required to
restore service and resume availability and is stated in terms of equipment and cable outages. The time is measured from the moment the outage is reported until the service is available.

3.	MTTR Objective:	2 Hours (Network Equipment)
					6 Hours (First Fibers on Cable)

C.		Calculation.  Williams Network calculates network availability upon written request from customers. CTC must notify the Williams Network Customer Care department and initiate an action request to determine if the standards stated above were met.



EXHIBIT C


WILLIAMS' ON-NET POPS*













































*THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.